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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. )

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)

April 4, 2001
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(f)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-4,667,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-4,667,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-4,667,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-4,667,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-4,667,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-4,667,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,550,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,550,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,550,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-2,653,500-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-2,653,500-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-2,653,500-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	11.4%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capitalcontributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		4,667,000	20.0%
RS Investment Mgmt, L.P.		4,667,000	20.0%
RS Growth Group LLC			1,550,000	 6.6%
RS Diversified Growth Fund		2,653,500	11.4%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,315,234 shares of Common Stock of the Issuer outstanding as of March 23, 2001.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 4,667,000 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 4,667,000 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,550,000 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 2,653,500 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		     DATE     SHARES    NET TRADE     TYPE
Sub-Advised Acct 02-01-01     100 $           541 open mkt purch
Sub-Advised Acct 02-01-01     100 $           544 open mkt purch
DGF              02-01-01    5500 $         29755 open mkt purch
DGF              02-01-01    3300 $         17944 open mkt purch
Sub-Advised Acct 02-01-01     600 $          3246 open mkt purch
Sub-Advised Acct 02-01-01     300 $          1631 open mkt purch
Sep Acct         02-01-01    1000 $          5410 open mkt purch
Sep Acct         02-01-01     600 $          3262 open mkt purch
Sep Acct         02-01-01    2800 $         15148 open mkt purch
Sep Acct         02-01-01    1700 $          9244 open mkt purch
Sub-Advised Acct 02-02-01     300 $          1692 open mkt purch
DGF              02-02-01    2500 $         13344 open mkt purch
DGF              02-02-01   22400 $        126307 open mkt purch
Sub-Advised Acct 02-02-01     300 $          1601 open mkt purch
Sub-Advised Acct 02-02-01    2200 $         12405 open mkt purch
Sep Acct         02-02-01     400 $          2135 open mkt purch
Sep Acct         02-02-01    4000 $         22555 open mkt purch
Sep Acct         02-02-01    1200 $          6405 open mkt purch
Sep Acct         02-02-01   11100 $         62590 open mkt purch
Sub-Advised Acct 02-05-01     600 $          3005 open mkt purch
Sub-Advised Acct 02-05-01     300 $          1537 open mkt purch
DGF              02-05-01   14600 $         73126 open mkt purch
DGF              02-05-01    7900 $         40487 open mkt purch
Sub-Advised Acct 02-05-01    3600 $         18031 open mkt purch
Sub-Advised Acct 02-05-01    2000 $         10250 open mkt purch
Sep Acct         02-05-01    2800 $         14024 open mkt purch
Sep Acct         02-05-01    1600 $          8200 open mkt purch
Sep Acct         02-05-01    9400 $         47081 open mkt purch
Sep Acct         02-05-01    5200 $         26650 open mkt purch
Sub-Advised Acct 02-06-01     500 $          2437 open mkt purch
Sub-Advised Acct 02-06-01     100 $           487 open mkt purch
DGF              02-06-01   11700 $         57037 open mkt purch
DGF              02-06-01    2300 $         11212 open mkt purch
Sub-Advised Acct 02-06-01    2900 $         14137 open mkt purch
Sub-Advised Acct 02-06-01     600 $          2925 open mkt purch
Sep Acct         02-06-01    2300 $         11212 open mkt purch
Sep Acct         02-06-01     500 $          2437 open mkt purch
Sep Acct         02-06-01    7600 $         37050 open mkt purch
Sep Acct         02-06-01    1500 $          7312 open mkt purch
Sub-Advised Acct 02-07-01     100 $           475 open mkt purch
Sub-Advised Acct 02-07-01     400 $          1946 open mkt purch
DGF              02-07-01    3500 $         16625 open mkt purch
DGF              02-07-01    8400 $         40863 open mkt purch
Sub-Advised Acct 02-07-01     900 $          4275 open mkt purch
Sub-Advised Acct 02-07-01    2100 $         10216 open mkt purch
Sep Acct         02-07-01     700 $          3325 open mkt purch
Sep Acct         02-07-01    1600 $          7783 open mkt purch
Sep Acct         02-07-01    2300 $         10925 open mkt purch
Sep Acct         02-07-01    5500 $         26755 open mkt purch
Sub-Advised Acct 02-09-01     200 $           959 open mkt purch
DGF              02-09-01    4700 $         22539 open mkt purch
Sub-Advised Acct 02-09-01    1200 $          5755 open mkt purch
Sep Acct         02-09-01     900 $          4316 open mkt purch
Sep Acct         02-09-01    3000 $         14387 open mkt purch
Sub-Advised Acct 02-12-01    5000 $         23437 open mkt purch
DGF              02-12-01     500 $          2312 open mkt purch
Sub-Advised Acct 02-12-01     100 $           462 open mkt purch
Sep Acct         02-12-01     100 $           462 open mkt purch
Sep Acct         02-12-01     300 $          1387 open mkt purch
DGF              02-13-01    4800 $         22800 open mkt purch
DGF              02-13-01    1400 $          6650 open mkt purch
Sub-Advised Acct 02-13-01    1200 $          5700 open mkt purch
Sub-Advised Acct 02-13-01     400 $          1900 open mkt purch
Sep Acct         02-13-01     900 $          4275 open mkt purch
Sep Acct         02-13-01     300 $          1425 open mkt purch
Sep Acct         02-13-01    3100 $         14725 open mkt purch
Sep Acct         02-13-01     900 $          4275 open mkt purch
Sub-Advised Acct 02-14-01     800 $          3657 open mkt purch
Sub-Advised Acct 02-14-01    1300 $          5929 open mkt purch
Sub-Advised Acct 02-14-01     700 $          3456 open mkt purch
DGF              02-14-01    7100 $         32455 open mkt purch
DGF              02-14-01   11500 $         52449 open mkt purch
DGF              02-14-01    6100 $         30119 open mkt purch
Sub-Advised Acct 02-14-01     300 $          1371 open mkt purch
Sub-Advised Acct 02-14-01     500 $          2280 open mkt purch
Sub-Advised Acct 02-14-01     300 $          1481 open mkt purch
Sep Acct         02-14-01    1400 $          6400 open mkt purch
Sep Acct         02-14-01    2200 $         10034 open mkt purch
Sep Acct         02-14-01    1200 $          5925 open mkt purch
Sep Acct         02-14-01    2000 $          9142 open mkt purch
Sep Acct         02-14-01    3200 $         14595 open mkt purch
Sep Acct         02-14-01    1700 $          8394 open mkt purch
Sub-Advised Acct 02-15-01   20300 $         82469 open mkt purch
Sub-Advised Acct 02-15-01   15000 $         60937 open mkt purch
DGF              02-15-01  150000 $        609375 open mkt purch
Sub-Advised Acct 02-15-01   25600 $        104000 open mkt purch
Sep Acct         02-15-01   36500 $        148281 open mkt purch
Sep Acct         02-15-01   52600 $        213687 open mkt purch
Sub-Advised Acct 02-22-01    2000 $          7000 open mkt purch
DGF              02-22-01   48000 $        168000 open mkt purch
Sub-Advised Acct 02-26-01     300 $          1162 open mkt purch
DGF              02-26-01    7200 $         27900 open mkt purch
Sub-Advised Acct 02-27-01     400 $          1506 open mkt purch
DGF              02-27-01    9600 $         36150 open mkt purch
Sub-Advised Acct 02-28-01     400 $          1437 open mkt purch
Sub-Advised Acct 02-28-01     700 $          2494 open mkt purch
Sub-Advised Acct 02-28-01     600 $          2137 open mkt purch
DGF              02-28-01    9400 $         33758 open mkt purch
DGF              02-28-01   16000 $         57000 open mkt purch
DGF              02-28-01   14400 $         51300 open mkt purch
Sub-Advised Acct 03-06-01     600 $          2025 open mkt purch
DGF              03-06-01   14400 $         48600 open mkt purch
DGF              03-07-01     900 $          2694 open mkt purch
Sub-Advised Acct 03-08-01     400 $          1134 open mkt purch
DGF              03-08-01    9600 $         27225 open mkt purch
Sub-Advised Acct 03-09-01     400 $          1114 open mkt purch
Sub-Advised Acct 03-09-01     900 $          2516 open mkt purch
DGF              03-09-01    8700 $         24223 open mkt purch
DGF              03-09-01   20900 $         58418 open mkt purch
Sub-Advised Acct 03-12-01     100 $           281 open mkt purch
DGF              03-12-01    3100 $          8700 open mkt purch
Sub-Advised Acct 03-14-01     400 $          1020 open mkt purch
DGF              03-14-01    9600 $         24486 open mkt purch
Sub-Advised Acct 03-16-01     200 $           514 open mkt purch
DGF              03-16-01    3400 $          8744 open mkt purch
Sub-Advised Acct 03-20-01    1100 $          2653 open mkt purch
DGF              03-20-01   31800 $         76686 open mkt purch
Sub-Advised Acct 03-26-01     400 $           860 open mkt purch
DGF              03-26-01     900 $          1935 open mkt purch
Sub-Advised Acct 03-28-01    1100 $          2633 open mkt purch
DGF              03-28-01    2800 $          6702 open mkt purch
Sub-Advised Acct 03-29-01     300 $           720 open mkt purch
Sub-Advised Acct 03-29-01     500 $           969 open mkt purch
Sub-Advised Acct 03-29-01   11700 $         20475 open mkt purch
Sub-Advised Acct 03-29-01     100 $           240 open mkt purch
Sub-Advised Acct 03-29-01     100 $           194 open mkt purch
Sub-Advised Acct 03-29-01    2300 $          4025 open mkt purch
DGF              03-29-01    2000 $          4800 open mkt purch
DGF              03-29-01    4200 $          8137 open mkt purch
DGF              03-29-01   90800 $        158900 open mkt purch
Sub-Advised Acct 03-29-01     400 $           960 open mkt purch
Sub-Advised Acct 03-29-01     900 $          1744 open mkt purch
Sub-Advised Acct 03-29-01   18700 $         32725 open mkt purch
Sep Acct         03-29-01    1100 $          2640 open mkt purch
Sep Acct         03-29-01    2100 $          4069 open mkt purch
Sep Acct         03-29-01   46800 $         81900 open mkt purch
Sep Acct         03-29-01    1100 $          2640 open mkt purch
Sep Acct         03-29-01    2200 $          4262 open mkt purch
Sep Acct         03-29-01   46700 $         81725 open mkt purch
Sub-Advised Acct 04-04-01    7000 $         10500 open mkt purch
DGF              04-04-01   28000 $         42000 open mkt purch
Sub-Advised Acct 04-04-01    5000 $          7500 open mkt purch

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	April 17, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	April 17, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer